SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
WEIKANG BIO-TECHNOLOGY GROUP COMPANY, INC.
(Exact name of registrant as specified in its charter)

NEVADA	26-2816569
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Economic & Technology Development Zone Chengxu Village Shuangcheng Town, Shuangcheng City Heilongjiang Province, People’s Republic of China	n/a
(Address of principal executive offices)	(Zip Code)

Weikang Bio-Technology Group Company, Inc. 2008 Stock Incentive Plan
(Full title of the plan)

Mr. Yin Wang, Chief Executive Officer
Weikang Bio-Technology Group Company, Inc.
Economic & Technology Development Zone
Chengxu Village
Shuangcheng Town, Shuangcheng City
Heilongjiang Province, People’s Republic of China

(Name and address of agent for service)
(86) 0451-88355530
(Telephone number, including area code, of agent for service)
copies to:

Kevin Leung, Esq. Richardson & Patel LLP 10900 Wilshire Blvd. Suite 500 Los Angeles, CA 90024 310-208-1182

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock	2,500,000	$0.55	$1,375,000	$54.04

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on June 18, 2008, as reported on the OTC Electronic Bulletin Board.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to participants in the 2006 Stock Option, Deferred Stock and Restricted Stock Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Act”). Pursuant to the instructions for Form S-8, such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act. See Rule 428(a)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

Weikang Bio-Pharmaceutical Group Company, Inc., formerly known as Expedition Leasing, Inc. (the “Registrant”) hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)           The Annual Report for the fiscal year ended December 31, 2007, filed by the Registrant with the Commission on Form 10-KSB on April 15, 2008, which contains audited consolidated financial statements for the Registrant’s most recent annual report for which such statements have been filed.

(b)           The Quarterly Report for the quarter ended March 31, 2008, filed by the Registrant on Form 10-Q with the Commission on May 15, 2008.

(c)           The Current Report on Form 8-K, filed by the Registrant with the Commission on June 18, 2008.

(d)           The description of the Registrant’s common stock included in the registration statement on Form SB-2, file no. 333-135514, filed with the Commission on June 30, 2006, including any amendments or reports filed for the purpose of updating that description.

(e)           In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.     Description of Securities.

  Not applicable.  The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.      Interests of Named Experts and Counsel.

  Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder.  Richardson & Patel LLP is eligible to receive shares of the Registrant’s common stock pursuant to this Form S-8 registration statement.

Item 6.      Indemnification of Directors and Officers.

  Section 78.7502 of the Nevada Revised Statutes provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity.  The expenses that are subject to this indemnity include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding.  In order for us to provide this statutory indemnity, the indemnified party must not be liable under Nevada Revised Statutes section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation.  With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

        Section 78.7502 also provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the corporation by reason of the fact that he is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable  under Nevada Revised Statutes section 78.138 of if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.  We may not indemnify a person if the person is adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

Section 78.7502 requires us to indemnify our directors or officers against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with his defense, if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

The Article IV of the Registrant's Bylaws also provides that:

The Corporation shall, to the maximum extent permitted by the NRS, indemnify each of its officers and directors and may indemnify each of its other agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the Corporation. For purposes of this Article VI, an “agent” of the Corporation includes any person who is or was a director, officer, employee or other agent of the Corporation; or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or agent of a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

The indemnification provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any Bylaws, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. No provision of these Bylaws shall limit or prohibit indemnification by the Corporation to the fullest extent permitted by Nevada law.

These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 7.    Exemption from Registration Claimed.

                Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description

4.	2008 Stock Incentive Plan
5.	Opinion regarding legality
23.1	Consent of Goldman Parks Kurland Mohidin LLP
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shuangcheng, Heilongjiang Province, People’s Republic of China, on June 24, 2008.

WEIKANG BIO-TECHNOLOGY GROUP COMPANY, INC. (Registrant)

By:	/s/ Yin Wang
Yin Wang
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Yin Wang	Chief Executive Officer, President and Chairman of the Board	June 24, 2008
Yin Wang
/s/ Yanhua Liu	Chief Financial Officer and Treasurer	June 24, 2008
Yanhua Liu
/s/ Wei Wang	Director	June 24, 2008
Wei Wang
/s/ Guangxing Wang	Director	June 24, 2008
Guangxing Wang /s/ Yuanyuan Jing	Director	June 24, 2008
Yuanyuan Jing /s/ Weili Wang	Director	June 24, 2008
Weili Wang